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                                                                    Exhibit 2.2


          AMENDMENT NO. 1, dated as of July 16, 1998 (this "Amendment"), to the Agreement and Plan of Merger, dated as of May 27, 1998 (the "Merger Agreement"), among Ispat International N.V., a company organized under the laws of The Netherlands ("Ispat"), Inland Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Ispat ("Merger Sub"), Inland Steel Industries, Inc., a Delaware corporation ("ISI"), and Inland Steel Company, a Delaware corporation and a wholly owned subsidiary of ISI ("ISC").

                                  WITNESSETH:

          WHEREAS, Ispat, Merger Sub, ISI and ISC have entered into the Merger Agreement; and

          WHEREAS, Ispat, Merger Sub, ISI and ISC desire to amend the Merger Agreement in certain respects.

          NOW THEREFORE, in consideration of the premises and of the mutual agreements and understandings hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

          SECTION 1. Amendments to the Merger Agreement. The Merger Agreement is hereby amended as follows:

          (a) The words "less $3,200,000" are hereby inserted after the word "Date" in Section 2.08(a).

          (b) The words "June 30, 1998" are hereby inserted in replacement for the term "Effective Time" the second and third times such term appears in Section 2.11(a).

          (c)  The following is hereby inserted after the end of Section 5. 01
          (c):

               "(d) ISI shall maintain, or cause to be maintained, for the benefit of (and at the sole cost and risk of the Surviving Corporation for a period of 90 days after the Closing Date, the letters of credit in favor of Employers Insurance of Wausau ("Wausau"), as in place immediately prior to the Effective Time for the benefit of ISC by LEETS, a subsidiary of ISI, which letters of credit are required as collateral supporting the ISC casualty insurance coverage provided by Wausau.

               (e) Prior to the Effective Time, ISI shall sell, assign, transfer and deliver to ISC, or cause to be sold, assigned, transferred and delivered to ISC, all of the common stock of Nippon Steel Corporation owned by ISI and its subsidiaries. The aggregate purchase price for such shares shall be an amount equal to the average closing price for such shares on the Tokyo Stock Exchange over the five trading days immediately preceding the transfer date multiplied by the number of such shares. The purchase price for such shares shall be paid by

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          increasing the amount of Intercompany Indebtedness owing from ISC to
          ISI payable by Ispat to ISI under Section 2.08(a) on the Closing Date.

          (d)  The following is hereby inserted after the end of Section 5.07:

               "From and after 180 days after the Closing Date, neither ISI nor its Affiliates will be permitted to use the "red diamond" logo; provided that, prior to such time ISI and its Affiliates will be permitted to use such "red diamond" logo in the same manner as such logo is being used by such company as of the date hereof ; provided, further, that Ispat will not unreasonably withhold its consent to a reasonable extension of such 180-day period if promptly after the Effective Time ISI commences action reasonably calculated to result in such logo being changed or eliminated as promptly as practicable thereafter."

          (e)  The following is hereby inserted after the end of Section 5.13:

               "SECTION 5.14. PBGC. ISI shall prior to the Effective Time cause Ryerson Tull, Inc. to execute a guaranty in favor of the PBGC in the amount of $50,000,000 which shall be on terms acceptable to the PBGC and Ryerson Tull, Inc. Ispat shall take all necessary action to cause such guaranty to be terminated or replaced on or prior to the fifth anniversary of the date hereof, as contemplated by the Term Sheet dated July 15, 1998 among ISC, Ispat, ISI, Ryerson Tull, Inc. and the PBGC. Ispat hereby confirms and agrees that Ryerson Tull, Inc. shall be subrogated to the rights of the PBGC against Ispat and ISC to the extent of any payment made by Ryerson Tull, Inc. under such guaranty. Ispat further agrees that it shall reimburse Ryerson Tull, Inc. for all reasonable expenses, including attorney's fees, incurred in enforcing any such subrogation.

               SECTION 5.15. Consents. (a) ISI and Ispat acknowledge that the final consent required from Mitsui & Co., Ltd., Nissho Iwai Corporation and Mitsubishi Corporation will not be obtained prior to the Effective Time. If such consent is not received and the I/N Tek indebtedness the subject of such consent (the "Existing Indebtedness") is accelerated, ISI and Ispat shall each lend to I/N Tek or otherwise fund 30% of such accelerated Existing Indebtedness, on terms and conditions substantially identical to the Existing Indebtedness (the "Temporary Indebtedness"). In addition, ISI and Ispat shall share equally all penalties and other costs and expenses that are incurred by ISC and its subsidiaries, and its post-Merger affiliates that are providing financing with respect to the Merger and only with respect to such financing, as a result, directly or indirectly, of the failure to obtain such consent (including without limitation, those incurred as a result of such acceleration).

               (b) Ispat agrees to use all reasonable efforts to refinance the Temporary Indebtedness and replace ISI with Ispat on the related guaranty as

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          promptly as practicable, but shall only be required to do so if the new indebtedness that can be obtained to replace the Existing Indebtedness (the "Replacement Indebtedness") is on substantially similar or more favorable terms than the Existing Indebtedness. Ispat shall keep ISI reasonably informed of the status of such refinancing.

               (c) If the Existing Indebtedness is accelerated, and I/N Tek incurs Replacement Indebtedness at an interest rate lower in the aggregate than the interest rate applicable to the Existing Indebtedness, Ispat shall pay to ISI 50% of the then net present value (using a discount rate equal to the interest rate for the Replacement Indebtedness) of the difference between 60% of the aggregate amount of interest which will become payable on the Existing Indebtedness and 60% of the aggregate amount of interest which will become payable on the Replacement Indebtedness.

               (d) If the Existing Indebtedness is accelerated, and I/N Tek incurs Replacement Indebtedness at an interest rate higher in the aggregate than the interest rate applicable to the Existing Indebtedness, ISI shall pay to Ispat 50% of the then net present value (using a discount rate equal to the interest rate for the Replacement Indebtedness) of the difference between 60% of the aggregate amount of interest which will become payable on the Replacement Indebtedness and 60% of the aggregate amount of interest which will become payable on the Existing Indebtedness."

               (f)  The following is hereby inserted at the end of clause (b) of
          Section 9.03:

          "; provided that unless and until the guaranty by Ryerson Tull, Inc. in favor of the PBGC is terminated or replaced by Ispat as described in the second sentence of Section 5.14, the amount of such Losses payable under clauses (i) and (ii) of Section 9.02(a) shall not exceed $90,000,000 less (x) the amount of such guaranty not terminated or replaced or (y) if such guaranty has been drawn upon by the PBGC, the amount not terminated or replaced of such guaranty which has not been drawn upon plus the amount of such guaranty that has been drawn upon and not repaid by Ispat as provided in Section 5.14 (such difference, the "Indemnification Amount Payable");"

               (g) New Section 9.06 is hereby inserted after the end of Section 9.05:

          "SECTION 9.06. Additional Matters. (a) At or prior to the Effective Time ISI shall purchase, or shall cause to be purchased, an insurance policy in form and substance satisfactory to Ispat (the "Environmental Insurance Policy") covering certain potential Losses with respect to environmental matters, providing coverage for such Losses up to an amount equal to $90,000,000 identifying as insured the Surviving Corporation and all its subsidiaries and ventures making

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          Ispat an additional insured with respect to the operations of the
          Surviving Corporation and such subsidiaries and ventures and also making ISI an additional insured.

               (b) Indemnification for Losses under Section 9.02 shall be payable by ISI only if, and to the extent that, such Losses are within the scope of ISI's indemnification obligation under Section 9.02 and are not recovered pursuant to the Environmental Insurance Policy (whether by way of operation of a deductible, retention amount, exclusions from coverage or similar limitations) after the exercise of good faith commercial efforts by Ispat, the Surviving Corporation and its subsidiaries and ventures as appropriate. Notwithstanding the foregoing, no amount shall be payable under Section 9.02 with respect to any Loss that would be covered under the Environmental Insurance Policy but for the operation of the $90,000,000 limit on the policy therein. Ispat shall not settle any claim under the Environmental Insurance Policy unless it believes such settlement to be a reasonable resolution of such insurance claim.

               (c) Anything in Section 9.03 to the contrary notwithstanding, ISI shall not be obligated to pay claims for indemnification by an Ispat Indemnified Party during the five-year period after the Effective Time in excess of $40,000,000 so long as the guaranty described in Section 5.14 has not been terminated or replaced. Indemnification claims submitted by the Ispat Indemnified Parties during such five-year period which in the aggregate exceed $40,000,000 shall be considered "Deferred Claims" for purposes of this Article IX. Deferred Claims shall be made, processed and resolved on the same terms and conditions as all other claims under this Article IX, and shall be paid if and when the Indemnification Amount Payable is sufficient to pay all or any portion of such claim.

               (d) In the event coverage is denied under the existing business interruption insurance policy for losses resulting from the shut down of Blast Furnace No. 7 beginning on July 3, 1998, ISI shall indemnify ISC for the amount of ISC's substantiated business interruption losses. Such indemnification shall not otherwise be subject to any limitations in this Article IX and shall not be applied to the amount specified in clause (b) of Section 9.03."

          SECTION 2. Effect of Amendments. Except as and to the extent expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect in all respects.

          SECTION 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

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          SECTION 4.  Counterparts.  This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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

          IN WITNESS WHEREOF, Ispat, Merger Sub, ISI and ISC have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        ISPAT INTERNATIONAL N.V.



                                        By:  /s/  Richard Lablanc
                                           ------------------------------
                                           Name:  Richard Leblanc
                                           Title:


                                        By:  /s/  T. N. Ramaswamy
                                           ------------------------------
                                           Name:  T. N. Ramaswamy
                                           Title:


                                        INLAND MERGER SUB, INC.


                                        By:  /s/  Richard Leblanc
                                           ------------------------------
                                           Name:  Richard Leblanc
                                           Title: Secretary and Vice President


                                        INLAND STEEL INDUSTRIES, INC.


                                        By:  /s/  Jay M. Gratz
                                           ------------------------------
                                           Name:  Jay M. Gratz
                                           Title: Vice President and CFO


                                        INLAND STEEL COMPANY


                                        By:  /s/  Vicki L. Avril
                                           ------------------------------
                                           Name:  Vicki L. Avril
                                           Title: Treasurer

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